Exhibit 4.1

CALATLANTIC GROUP, INC.,

as Issuer,

THE SUBSIDIARY GUARANTORS NAMED HEREIN

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

(as successor to JPMorgan Chase Bank, N.A. f/k/a Chemical Bank)

as Trustee

SIXTEENTH SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 2, 2018

TO INDENTURE

DATED AS OF JUNE 28, 1996

Relating to

6.625% Senior Notes due 2020

SIXTEENTH SUPPLEMENTAL INDENTURE

Sixteenth Supplemental Indenture, dated as of February 2, 2018 (the “Sixteenth Supplemental Indenture”), to the Base Indenture (defined below), is entered into between CalAtlantic Group, Inc., a Delaware corporation formerly known as The Ryland Group, Inc. (the “Company”), each of the Subsidiary Guarantors named herein (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. f/k/a Chemical Bank), as trustee (the “Trustee”);

RECITALS

WHEREAS, this Sixteenth Supplemental Indenture is supplemental to the Indenture dated as of June 28, 1996 (the “Base Indenture”), as previously supplemented by certain supplemental indentures (the Base Indenture, as supplemented in relation to the Notes (as defined below) prior to the date hereof, the “Indenture”), by and between the Company and the Trustee;

WHEREAS, the Company and the Trustee, among others, are parties to the Indenture, pursuant to which the Company’s 6.625% Senior Notes due 2020 (the “Notes”) have been created under the Sixth Supplemental Indenture to the Base Indenture (the “Sixth Supplemental Indenture”);

WHEREAS, $300,000,000 of aggregate principal amount of the Notes is outstanding as of the date hereof;

WHEREAS, Section 902 of the Base Indenture provides that, with the consent of the Holders of at least a majority of principal amount of the Notes then outstanding, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with the Company in entering into this Sixteenth Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 902 of the Indenture;

WHEREAS, Lennar Corporation, on behalf of the Company, has been soliciting consents to this Sixteenth Supplemental Indenture upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement (herein so called) of Lennar Corporation dated January 19, 2018 and the related Letter of Transmittal and Consent (which together, including any amendments, modifications, or supplements thereto, govern the “Consent Solicitation” for the Notes);

WHEREAS, (1) the Company has received the consent of the Holders of at least majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Sixteenth Supplemental Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Sixteenth Supplemental Indenture an Opinion of Counsel relating to this Sixteenth Supplemental Indenture as contemplated by Section 102 of the Base Indenture; and

WHEREAS, all things necessary to make this Sixteenth Supplemental Indenture a valid agreement of the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE I

Amendment to Indentures and Notes

SECTION 1.01. Amendments to Articles Three, Five, Six, Seven and Eight.

(a) The Indenture is hereby amended by deleting the following Sections or clauses of the Sixth Supplemental Indenture and all references and definitions to the extent solely related thereto in their entirety and replacing each such Section or clause, as applicable, with “[Intentionally Omitted]”:

(i) Section 3.01 (Restrictions on Secured Debt);

(ii) Section 3.02 (Restrictions on Sale and Leaseback Transactions);

(iii) Section 3.03 (Future Subsidiaries);

(iv) Section 3.04 (Homebuilding Subsidiaries);

(v) Section 3.05 (Change of Control Offer);

(vi) Clauses (i) and (iii) of Article Four (Consolidation, Merger and Sale of Assets); and

(vii) Clauses (i) (cross-acceleration to other indebtedness) and (ii) (cross-payment default to other indebtedness) of Article Seven (Events of Default).

(b) The Indenture is hereby amended by rendering the provisions of the following Sections and clauses of the Base Indenture and all references and definitions to the extent solely related thereto inapplicable to the Notes:

(i) Clause (4) (default as a failure to comply with covenants other than covenants to pay interest, principal or premium or make sinking fund payments) of Section 501 (Events of Default);

(ii) Clause (5) (commencement of an involuntary bankruptcy case) of Section 501 (Events of Default);

(iii) Clause (6) (commencement of a voluntary bankruptcy case) of Section 501 (Events of Default);

(iv) Clause (7) (other events of default as provided in any supplemental indenture with respect to any series) of Section 501 (Events of Default);

(v) Clause (1) (annual and other reports) of Section 704 (Reports by Company);

(vi) Clause (2) (additional information) of Section 704 (Reports by Company);

(vii) Clause (3) (summaries of reports filed by the Company) of Section 704 (Reports by Company);

(viii) Clause (1) (requiring any successor of a merger or transferee of assets to be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia) of Section 801 (Consolidation, Merger, Conveyance, Transfer or Lease) but solely applying to the requirement for any successor of a merger or consolidation or transferee of assets to (x) be a corporation and (y) be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia); and

(ix) Clauses (2) (no event of default) and (3) (delivery of an Officer’s Certificate and Opinion of Counsel) of Section 801 (Consolidation, Merger, Conveyance, Transfer or Lease);

with respect to Section 704, except to the extent of any mandatory requirements of the Trust Indenture Act.

SECTION 1.02. Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Sixteenth Supplemental Indenture, subject to Section 2.03 below.

ARTICLE II

Miscellaneous

SECTION 2.01. Defined Terms. For all purposes of this Sixteenth Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Sixteenth Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Ratification of Base Indenture. The Base Indenture, as supplemented by this Sixteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixteenth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 2.03. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

SECTION 2.04. Conflict with Indenture. To the extent not expressly amended or modified by this Sixteenth Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Sixteenth Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Sixteenth Supplemental Indenture shall control.

SECTION 2.05. Governing Law. THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company and each of the Subsidiary Guarantors submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of their obligations under this Sixteenth Supplemental Indenture, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but neither the Company nor any of the Subsidiary Guarantors shall be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York). The Company and each of the Subsidiary Guarantors agree that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

SECTION 2.06. Successors. All agreements of the Company in the Base Indenture, this Sixteenth Supplemental Indenture and the Notes shall bind its successors. All agreements of the Subsidiary Guarantors in this Sixteenth Supplemental Indenture and in the Subsidiary Guarantee shall bind their successors. All agreements of the Trustee in the Base Indenture and this Sixteenth Supplemental Indenture shall bind its successors.

SECTION 2.07. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.08. Waiver of Jury Trial. EACH OF THE COMPANY, HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SIXTEENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 2.09. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 2.10. Notices. Except as otherwise provided in this Indenture, notice to registered Holders shall be given to the addresses as they appear in the Security Register. Notices shall be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by the Company, such notice may be given by the Trustee on the Company’s behalf (and the Company will make any notice it is required to give to Holders available on its website).

SECTION 2.11. No Personal Liability of Directors, Officers, Employees and Shareholders. No director, officer, employee, incorporator or shareholder of the Company will have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 2.12. Effectiveness. The provisions of this Sixteenth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Sixteenth Supplemental Indenture shall become operative only upon the closing, including completion and settlement, of the Consent Solicitation and the related Exchange Offer (as defined in the Offering Memorandum and Consent Solicitation Statement), with the result that the amendments to the Indenture effected by this Sixteenth Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such Consent Solicitation and related Exchange Offer is terminated or withdrawn prior to completion or settlement. The Company shall notify the Trustee promptly after the occurrence of such closing or promptly after the Company shall determine that such closing will not occur.

SECTION 2.13. Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Sixteenth Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of February 2, 2018, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Sixteenth Supplemental Indenture, dated as of February 2, 2018. Reference is hereby made to such Sixteenth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Sixteenth Supplemental Indenture by their officers thereunto as of the date first set forth above.

CalAtlantic Group, Inc.,

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer

By:	/s/ Jeffery J. McCall
Name: Jeffrey J. McCall
Title: Executive Vice President & Chief Financial Officer

Lagoon Valley Residential, LLC
By:	CalAtlantic Group, Inc., its Sole
Member

Standard Pacific of Tonner Hills, LLC
By:	CalAtlantic Group, Inc., its Sole
Member

Ryland Homes Nevada, LLC
By:	CalAtlantic Group, Inc., its Sole
Member

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer

[Signature Page to Sixteenth Supplemental Indenture]

CalAtlantic Homes of Arizona, Inc.

CalAtlantic Homes of Indiana, Inc.

CalAtlantic Homes of Texas, Inc.

HSP Arizona, Inc.

HWB Investments, Inc.

Ryland Homes of California, Inc.

Standard Pacific 1, Inc.

Standard Pacific of Colorado, Inc.

Standard Pacific of Florida GP, Inc.

Standard Pacific of Las Vegas, Inc.

Standard Pacific of Orange County, Inc.

Standard Pacific of South Florida GP, Inc.

Standard Pacific of South Florida, general partnership

By:	Standard Pacific of South Florida GP, Inc.,

its Managing Partner

Standard Pacific of Tampa GP, Inc.

Standard Pacific of Tampa, general partnership

By:	Standard Pacific of Tampa GP, Inc.,

its Managing Partner

Standard Pacific of the Carolinas, LLC

Standard Pacific of Walnut Hills, Inc.

The Ryland Corporation

Westfield Homes USA, Inc.

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer

[Signature Page to Sixteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Sixteenth Supplemental Indenture]